EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors: Valerie Haertel (201) 269-5781 valerie_haertel@medco.com	Media: Lowell Weiner (201) 269-6986 lowell_weiner@medco.com

CalPERS Notifies Medco of Renewal Decision

FRANKLIN LAKES, N.J., March 16, 2011 – The California Public Employees’ Retirement System (CalPERS) has provided notice that it has terminated negotiations for renewing a contract awarded to Medco Health Solutions, Inc. (NYSE:MHS) for pharmacy benefit management services, the company said today. The renewal was scheduled to commence on January 1, 2012.

The CalPERS contract has not been material to Medco’s historical earnings results. Based on current information, Medco does not anticipate that the loss of this contract will have a material adverse effect on the company’s future financial results. Medco will continue to provide services under its current contract with CalPERS through December 31, 2011.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. You should carefully consider the risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for approximately 65 million members.

With more than 23,000 employees worldwide dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2010 revenues of $66 billion, Medco ranks 35th on the 2010 Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies. For more information, go to http://www.medcohealth.com.